EXHIBIT 4.1

AMENDED AND RESTATED WARRANT AGREEMENT

This Amended and Restated Warrant Agreement (the “Agreement”), made and entered into as of February 15, 2010 (the “Effective Date”), by and between ADCARE HEALTH SYSTEMS, INC., an Ohio corporation (the “Company”), and CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, a New York corporation, as Warrant Agent (the “Warrant Agent”).

WITNESSETH THAT:

WHEREAS, the Company and the Warrant Agent are parties to a Warrant Agreement entered into by and between them on November 9, 2006 (the “Original Warrant Agreement); and

WHEREAS, pursuant to the terms of the Original Warrant Agreement, the Warrant Agent agreed to act on behalf of the Company with respect to certain warrants issued by the Company pursuant to its initial public offering (the “IPO”), during which the Company offered 703,000 units (808,450 units if the over-allotment option is exercised in full) (“IPO Units”), each IPO Unit consisting of two shares of the Company’s no par value common stock (the “Common Stock”) and two warrants to each purchase one share of Common Stock (an “IPO Warrant”); and

WHEREAS, the Company and the Warrant Agent are also parties to a Warrant Agreement subsequently entered into by and between them on November 30, 2009, pursuant to which the Warrant Agent agreed to act on behalf of the Company with respect to certain warrants issued by the Company pursuant to a private placement offering (the “2009 Offering”), during which the Company offered 1,000,000 units (1,400,000 units if the over-allotment option is exercised in full) (the “2009 Units”), each 2009 Unit consisting of one share of the Company’s Common Stock and one warrant to purchase one share of Common Stock (a “2009 Warrant”); and

WHEREAS, pursuant to special meetings of the shareholders of the Company and the holders of the IPO Warrants held on November 30, 2009, the shareholders and warrantholders respectively approved amending the terms of the IPO Warrants to conform to the terms of the 2009 Warrants issued in connection with the 2009 Offering such that the material terms of the IPO Warrants would be amended as follows:

Exercise Price — The exercise price of the IPO Warrants would decrease from $5.40 per share to $2.50 per share;

Expiration Date — The expiration date of the IPO Warrants would be extended until the fifth anniversary date of the completion of the 2009 Offering;

Callable Option — The Company would have the option, exercisable at any time following the closing of the 2009 Offering, and provided that (i) the Common Stock underlying the IPO Warrants is registered and (ii) the Common Stock trades at or above $6.00 per share for ten consecutive trading days during which the average daily volume for the ten day period is at least 40,000 shares, to call for the repurchase of all, or any portion of, any holder’s IPO Warrants for an amount equal to ten cents ($.10) per IPO Warrant.  Upon receiving such notice, the holder of the IPO Warrant will have thirty (30) days to exercise the IPO Warrant prior to the repurchase; and

WHEREAS, the Company and the Warrant Agent wish to amend, supersede and replace in all respects the terms and conditions of the Original Warrant Agreement; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and redemption of the IPO Warrants (hereinafter referred to as the “Warrants”), the issuance of Warrant Certificates, the exercise of the Warrants, and the rights of the holders thereof, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purposes of defining the terms and provisions of the Warrants and the certificates representing the Warrants (the “Warrant Certificates”) and the respective rights and obligations thereunder of the Company, the Registered Holders and the Warrant Agent, the parties hereto agree as follows:

SECTION 1.  AMENDMENT AND RESTATEMENT.

1.1.                              This Agreement amends, restates and supersedes in all respects the Original Warrant Agreement entered into by and between the Company and the Warrant Agent on November 9, 2006.  The Original Warrant Agreement is henceforth void and shall be of no further effect as of the Effective Date set forth above.

SECTION 2.  DEFINITIONS.

As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

2.1.                              “Corporate Office” shall mean the office of the Warrant Agent (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date hereof at 17 Battery Place, 8th Floor, New York, NY 10004

2.2.                              “Exercise Date” shall mean the date on which the Warrant Agent shall have received both (a) the Warrant Certificate representing a Warrant, with the exercise form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, and (b) payment in case, or by official bank or certified check made payable to the Company, of an amount in lawful money of the United States of America equal to the applicable Purchase Price.

2.3.                              “Initial Warrant Exercise Date” shall mean the date which is the earlier of 90 days immediately following the closing date of the Company’s IPO, unless sooner waived by the managing underwriter in the IPO.

2.4.                              “Purchase Price” shall mean the purchase price to be paid upon exercise of each Warrant in accordance with the terms hereof, which price shall be $2.50 per share of Common Stock.

2.5.                              “Registered Holder” shall mean the person in whose name any certificate representing Warrants shall be registered on the books maintained by the Warrant Agent pursuant to Section 6.

2.6.                              “Transfer Agent” shall mean Continental Stock Transfer and Trust Company, as the Company’s transfer agent, or its authorized successor, as such.

2.7.                              “Warrant Expiration Date” shall mean 5:00 p.m., Eastern Standard time, on that date which is 5 years after the last closing date of sales of 2009 Units pursuant to the 2009 Offering; provided that if such date shall in the State of Ohio be a holiday or a day on which banks are authorized to close, then 5:00 p.m., Eastern Standard time, on the next following day which in the State of Ohio is not a holiday or a day on which banks are authorized to close.  Upon notice to the Registered Holders, the Company shall have the right to extend the warrant expiration date of the Warrants.

SECTION 3.  WARRANTS AND ISSUANCE OF WARRANT CERTIFICATES.

3.1.                              A Warrant shall initially entitle the Registered Holder of the Warrant Certificate representing such Warrant to purchase one share of Common Stock upon the exercise thereof, in accordance with the terms hereof; subject to modification and adjustment as provided in Section 9.

3.2.                              Upon execution of this Agreement, the Company shall furnish the Warrant Agent with a sufficient quantity of blank Warrant Certificates and from time to time will renew such supply upon the reasonable request of the Warrant Agent. Such blank Warrant Certificates shall be properly signed by the Company authorized by law and in accordance with the Company’s code of regulations to sign such Warrant Certificates. Upon written order of the Company signed by its President and by another duly authorized officer, the Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned, issued and delivered by the Warrant Agent pursuant to this Agreement.

3.3.                              From time to time, up to the Warrant Expiration Date, the Transfer Agent shall countersign and deliver stock certificates in required whole number denominations representing an aggregate of 1,406,000 shares of Common Stock (1,616,900 shares if the over-allotment option is exercised in full), subject to adjustment as described herein, upon the exercise of the Warrants in accordance with this Agreement.

3.4.                              From time to time, up to the applicable Warrant Expiration Date, the Warrant Agent shall countersign and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement; provided that no Warrant Certificates shall be issued except:

(a)                                  those initially issued hereunder;

(b)                                 those issued on or after the Initial Warrant Exercise Date, upon the exercise of fewer than all Warrants represented by the respective Warrant Certificate, to evidence any unexercised Warrants held by the exercising Registered Holder;

(c)                                  those issued upon any transfer or exchange pursuant to Section 7;

(d)                                 those issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Section 8; and

(e)                                  at the option of the Company, in such form as may be approved by its Board of Directors, to reflect any adjustment or change in the Purchase Price, or the number of shares of Common Stock purchasable upon exercise of the Warrants.

SECTION 4.  FORM AND EXECUTION OF WARRANT CERTIFICATES.

4.1.                              The Warrant Certificates shall be substantially in the form annexed hereto as Exhibit A (the provisions of which are hereby incorporated herein) and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may be listed, or to conform to usage. The Warrant Certificates shall be dated the date of issuance thereof (whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen or destroyed Warrant Certificates) and issued in registered form.  Warrants shall be numbered serially with the letter W.

4.2.                              Warrant Certificates shall be properly signed on behalf of the Company by officers of the Company authorized by law and in accordance with the Company’s code of regulations to sign such Warrant Certificates. Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before the date of issuance of the Warrant Certificates or before countersignature by the Warrant Agent, such Warrant Certificate may be issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company. After countersignature by the Warrant Agent, Warrant Certificates shall be delivered by the Warrant Agent to the Registered Holder without further action by the Company, except as otherwise provided by Section 5 hereof.

SECTION 5.  EXERCISE AND REDEMPTION

5.1.                              Each Warrant may be exercised by the Registered Holder thereof at any time on or after the Initial Exercise Date, but not after the Warrant Expiration Date, upon the terms and subject to the conditions set forth herein and in the Warrant Certificate. A

Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date and the person entitled to receive the Common Stock deliverable upon such exercise shall be treated for all purposes as the holder upon exercise thereof as of the close of business on the Exercise Date. As soon as practicable on or after the Exercise Date, the Warrant Agent shall deposit the proceeds received from the exercise of a Warrant and shall notify the Company in writing, by mail or by telecopy of the exercise of the Warrants. Promptly following, and in any event within three (3) days after the date of such notice from the Warrant Agent, the Warrant Agent, on behalf of the Company, shall cause to be issued and delivered by the Transfer Agent, to the person or persons entitled to receive the same, a certificate or certificates for the securities deliverable upon such exercise, (plus a Warrant Certificate for any remaining unexercised Warrants of the Registered Holder) unless within 24 hours of the receipt of the notice, the Company shall instruct the Warrant Agent by telecopy to refrain from causing such issuance of Warrant Certificates pending clearance of checks received in payment of the Purchase Price pursuant to such Warrants.  Upon the exercise of any Warrant and clearance of the funds received, the Warrant Agent shall promptly remit the payment received for the Warrant to the Company or as the Company may direct in writing.

SECTION 6.  RESERVATION OF SHARES; LISTING; PAYMENT OF TAXES; ETC.

6.1.                              The Company’s Articles of Incorporation authorize the issuance of 14,500,000 shares of Common Stock (and 500,000 shares of Serial Preferred Stock, which stock is not the subject to this Agreement). The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon exercise of Warrants, such number of shares of Common Stock as shall be issuable upon the exercise of all outstanding Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of the Warrants shall, at the time of delivery, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Company shall promptly pay or discharge).

6.2.                              Warrants may not be exercised by, or shares of Common Stock issued to, any Registered Holder in any state in which such exercise would be unlawful. The Warrant Agent will not have any duty or responsibility for determining if the registration would be unlawful.

6.3.                              The Company shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of Warrants, or the issuance, or delivery of any shares upon exercise of the Warrants; provided, however, that if the shares of Common Stock are to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate representing any Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent the amount of transfer taxes or charges incident thereto, if any.

6.4.                              The Warrant Agent is hereby irrevocably authorized to requisition the Company’s Transfer Agent from time to time for certificates representing shares of Common Stock required upon exercise of the Warrants, and the Company will authorize the Transfer Agent to comply with all such proper requisitions. The Company will file with the Warrant Agent a statement setting forth the name and address of the Transfer Agent of the Company for shares of Common Stock issuable upon exercise of the Warrants.

SECTION 7.  EXCHANGE AND REGISTRATION OF TRANSFER.

7.1.                              Warrant Certificates may be exchanged for other Warrant Certificates representing an equal aggregate number of Warrants of the same class or may be transferred in whole or in part. Warrant Certificates to be exchanged shall be surrendered to the Warrant Agent at the Corporate Office, and upon satisfaction of the terms and provisions hereof, the Company shall execute and the Warrant Agent shall countersign, issue and deliver in exchange therefore the Warrant Certificate or Certificates which the Registered Holder making the exchange shall be entitled to receive.

7.2.                              The Warrant Agent shall keep at the Corporate Office books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates and the transfer thereof in accordance with its regular practice. Upon due presentment for registration or transfer of any Warrant Certificate at such office, the Company shall execute and the Warrant Agent shall issue and deliver to the transferee or transferees a new Warrant Certificate or Certificates representing an equal aggregate number of Warrants of the same class.

7.3.                              With respect to all Warrant Certificates presented for registration or transfer, or for exchange or exercise, the Warrant Agent shall from time to time register the transfer, exchange or exercise of any outstanding Warrant Certificate upon records maintained by the Warrant Agent for such purpose upon surrender of such Warrant Certificate to the Warrant Agent, accompanied by appropriate instruments of transfer in form satisfactory to the Company and the Warrant Agent and duly executed by the Registered Holder or a duly authorized attorney.

7.4.                              The Company may require payment by such holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

7.5.                              All Warrant Certificates surrendered for exercise or for exchange in case of mutilated Warrant Certificates shall be promptly canceled by the Warrant Agent and thereafter retained by the Warrant Agent until termination of this Agreement or resignation as Warrant Agent, or, disposed of or destroyed, at the direction of the Company, within the retention guidelines prescribed by any Federal, State or banking regulatory authority.

7.6.                              Prior to due presentment for registration or transfer thereof, the Company and the Warrant Agent may deem and treat the Registered Holder of any Warrant Certificate as the absolute owner thereof and of each Warrant represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

SECTION 8.  LOSS OR MUTILATION.

8.1.                              Upon receipt by the Company and the Warrant Agent of evidence satisfactory to them of the ownership of and loss, theft, destruction or mutilation of any Warrant Certificate and (in case of loss, theft or destruction) of indemnity satisfactory to them, and (in the case of mutilation) upon surrender and cancellation thereof the Company shall execute and the Warrant Agent shall (in the absence of notice to the Company and/or Warrant Agent that the Warrant Certificate has been acquired by a bonafide purchaser) countersign and deliver to the Registered Holder in lieu thereof a new Warrant Certificate of like tenor representing an equal aggregate number of Warrants of that same class. Applicants for a substitute Warrant Certificate shall comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

SECTION 9.  ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES OF COMMON STOCK OR WARRANTS.

9.1.                              If after the date hereof, and subject to the provisions of Section 10.1 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares. If after the date hereof, and subject to the provisions of Section 10.1, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

9.2.                              In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that each holder of a Warrant then outstanding shall have the right thereafter, by exercising such Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock that might have been purchased upon exercise of such Warrant immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9.2. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

9.3.                              After each adjustment of the Purchase Price pursuant to this Section 9, the Company will promptly prepare a certificate signed by the President and by the Secretary or an Assistant Secretary, of the Company setting forth:

(a)                                  the Purchase Price as so adjusted,

(b)                                 the number of shares of Common Stock purchasable upon exercise of each Warrant after such adjustment, and, if the Company shall have elected to adjust the number of Warrants, the number of Warrants to which the Registered Holder of each Warrant shall then be entitled, and

(c)                                  a brief statement of facts accounting for such adjustment. The Company will promptly file such certificate with the Warrant Agent and cause a brief summary thereof to be sent by ordinary first class mail to each registered holder of Warrants at his last address as it shall appear on the registry books of the Warrant Agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof except as to the Registered Holder to whom the Company failed to mail such notice, or except as to the Registered Holder whose notice was defective. The affidavit of an officer of the Warrant Agent or the Secretary or an Assistant Secretary of the Company that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

9.4.                              As used in this Section 9, the term “Common Stock” shall mean and include the Company’s Common Stock authorized on the date of the original issue of the Warrants and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Company; provided, however, that the shares issuable upon exercise of the Warrants shall include only shares of such class designated in the Company’s Articles of Incorporation as Common Stock on the date of the original issue of the Warrants or (i), in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in Section 9.2, hereof, the stock, securities or property provided for in such section or (ii), in the case of any reclassification or change in the outstanding shares of Common Stock issuable upon exercise of the Warrants as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such shares of Common Stock as so reclassified or changed.

9.5.                              Any determination as to whether an adjustment in the Purchase Price in effect hereunder is required pursuant to Section 9, or as to the amount of any such adjustment, if required, shall be binding upon the holders of the Warrants and the Company if made in good faith by the Board of Directors of the Company.

9.6.                              The Warrant Agent assumes no responsibility for any determination under this Section and will act only in accordance with the written directions of the Company and its counsel.

SECTION 10.                                    FRACTIONAL WARRANTS AND FRACTIONAL SHARES.

10.1.                        If the number of shares of Common Stock purchasable upon the exercise of each Warrant is adjusted pursuant to Section 9 hereof, the Company shall nevertheless not be required to issue fractions of shares, upon exercise of the Warrants or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any exercise hereof, the Company shall, upon such exercise, round up to the nearest whole number, the number of shares of Common Stock to be issued to such holder

SECTION 11.                                    CALL OPTION.

11.1.                        At any time or from time to time following the close of the 2009 Offering, the Company, at its option, may, upon written notice to the Registered Holder (the “Call Notice”), call up to one hundred percent (100%) of the Warrants held by such Holder if (i) the Common Stock underlying the Warrants (the “Warrant Shares”) is registered pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission, and (ii) the closing sale price of the Common Stock on the NYSE-AMEX is at or above $6.00 per share for ten (10) consecutive trading days during which the average trading volume for such ten (10) day period is at least 40,000 Shares.  To be effective, the Call Notice must be given within fifteen (15) business days after the aforementioned ten (10) day period.  The rights and privileges granted pursuant to this Warrant with respect to such Warrant Shares subject to the Call Notice terminate if this Warrant is not exercised by the Registered Holder in accordance with the Call Notice within ten (10) business days after the Call Notice is received by such Holder (the “Call Exercise Period”).  In the event that this Warrant is not exercised by the Registered Holder with respect to the Warrant Shares subject to the Call Notice within the Call Exercise Period, this Warrant shall automatically expire at 5:00 p.m. eastern time on the last day of the Call Exercise Period and the Company will remit to the Registered Holder ten cents ($.10) per Warrant Share and a new Warrant Certificate representing the number of Warrant Shares, if any, with respect to which this Warrant has not been exercised or subject to a Call Notice upon such Holder tendering to the Company the expired Warrant Certificate.

SECTION 12.                                    WARRANT HOLDERS NOT DEEMED STOCKHOLDERS.

12.1.                        No Registered Holder shall, as such, be entitled to vote or to receive dividends or be deemed the holder of Common Stock that may at any time be issuable upon exercise of such Warrants for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the Registered Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until such Registered Holder shall have exercised such Warrants and been issued shares of Common Stock in accordance with the provisions hereof.

SECTION 13.                                    RIGHTS OF ACTION.

13.1.                        All rights of action with respect to this Agreement are vested in the respective Registered Holders, and any Registered Holder, without consent of the Warrant Agent or of the holder of any other Warrant, may, in his own behalf and for his own benefit, enforce against the Company his right to exercise his Warrants for the purchase of shares of Common Stock in the manner provided in the Warrant Certificate and this Agreement.

SECTION 14.                                    AGREEMENT OF WARRANT HOLDERS.

14.1.                        Every Registered Holder, by his acceptance thereof, consents and agrees with the Company, the Warrant Agent and every other holder of a Warrant that:

(a)                                  The Warrants are transferable only on the registry books of the Warrant Agent by the Registered Holder thereof duly authorized in writing and only if the Warrant Certificates representing such Warrants are surrendered at the office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer satisfactory to the Warrant Agent and the Company in their sole discretion, together with payment of any applicable transfer taxes; and

(b)                                 The Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice of knowledge to the contrary, except as otherwise expressly provided in Section 6 hereof.

SECTION 15.                                    CANCELLATION OF WARRANT CERTIFICATES.

15.1.                        If the Company shall purchase or acquire any Warrant or Warrants, the Warrant Certificate or Warrant Certificates evidencing the same shall thereupon be delivered to the Warrant Agent and canceled by it and retired.

SECTION 16.                                    CONCERNING THE WARRANT AGENT.

16.1.                        The Warrant Agent shall act hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not, by issuing and delivering Warrant Certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and nonassessable.

16.2.                        The Warrant Agent shall not at any time be under any duty or responsibility to any holder of Warrant Certificates to make or cause to be made any adjustment of the Purchase Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustments, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or willful misconduct.

16.3.                        The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel. Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by the President, its Secretary, or Assistant Secretary (unless other evidence in respect thereof is herein specifically prescribed). The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.

16.4.                        The Company agrees to pay the Warrant Agent compensation for its services hereunder and to reimburse it for its expenses hereunder in accordance with the fees listed on Schedule I attached hereto; it further agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Warrant Agent’s negligence or willful misconduct.

16.5.                        The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent’s own negligence or willful misconduct), after giving 60 days’ prior written notice to the Company. At least 30 days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered Holder of each Warrant Certificate at the Company’s expense. Upon such resignation, or any inability of the Warrant Agent to act as such hereunder, the Company shall appoint a new warrant agent in writing. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent, then the Registered Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new Warrant Agent, whether appointed by the Company or by such a court, shall be a bank or trust company having a capital and surplus, as shown by its last published report to its stockholders, of not less than $10,000,000 or a stock transfer company. After acceptance in writing of such appointment by the new warrant agent is received by the Company, such new warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but, if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning Warrant Agent. Not later than the effective date of any such appointment, the Company shall file notice thereof with the resigning Warrant Agent and shall forthwith cause a copy of such notice to be mailed to the Registered Holder of each Warrant Certificate.

16.6.                        Any corporation into which the Warrant Agent or any new warrant agent may be converted or merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation succeeding to the trust business of the Warrant Agent shall be a successor warrant agent under this Agreement without any further act, provided that such corporation is eligible for appointment as successor to the Warrant Agent under the provisions of the preceding paragraph. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed to the Company and to the Registered Holder of each Warrant Certificate.

16.7.                        The Warrant Agent, its subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effects as though it were not Warrant Agent. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

SECTION 17.                                    MODIFICATION OF AGREEMENT.

17.1.                        The Warrant Agent and the Company may by supplemental agreement make any changes or corrections in this Agreement (i) that they shall deem it appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that they may deem necessary or desirable and which shall not adversely affect the interests of the Registered Holders; provided, however, that this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Registered Holders representing not less than two-thirds of the Warrants, other than such changes as are specifically prescribed by this Agreement as originally executed.

SECTION 18.                                    NOTICES.

18.1.                        All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first class registered or certified mail, postage prepaid as follows: if to the Registered Holder of a Warrant Certificate, at the address of such holder as shown on the registry books maintained by the Warrant Agent; if to the Company, at 5057 Troy Road, Springfield, Ohio

45502-9032, Attention: David Tenwick, or at such other address as may have been furnished to the Warrant Agent in writing by the Company; if to the Warrant Agent, at the Corporate Office.

SECTION 19.                                    GOVERNING LAW.

19.1.                        This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflicts of law.

SECTION 20.                                    BINDING EFFECT.

20.1.                        This Agreement shall be binding upon and inure to the benefit of the Company and, the Warrant Agent and their respective successors and assigns, and the Registered Holders of the Warrant Certificates. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim, in equity or at law, or to impose upon any other person any duty, liability or obligation.

SECTION 21.                                    TERMINATION.

21.1.                        This Agreement shall terminate at the close of business on the Warrant Expiration Date or such earlier date upon which all Warrants have been exercised, except that the obligation of the Warrant Agent to account to the Company for cash held by it and the provisions of Section 13 hereof shall survive such termination.

SECTION 22.                                    COUNTERPARTS.

22.1.                        This Agreement may be executed in several counterparts, which taken together shall constitute a single document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ADCARE HEALTH SYSTEMS, INC.		CONTINENTAL STOCK TRANSFER
AND TRUST COMPANY

By:	/s/ David A. Tenwick	By:	/s/ Michael G. Mullings
	David Tenwick, Chairman	Name:	Michael G. Mullings
		Title:	Vice President